Exhibit 99.1

SAKS INCORPORATED ANNOUNCES OCTOBER COMPARABLE
STORE SALES INCREASE OF 9.2%

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (November 2, 2006)--Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the four weeks ended October 28, 2006 compared to the four weeks ended October 29, 2005, total Company comparable store sales increased 9.2%, and total sales decreased 46.7%. Sales below are in millions and represent sales from owned departments only.

The Company completed the sale of its Saks Department Store Group (“SDSG”) Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005, the sale of SDSG’s Northern Department Store Group (NDSG) business to The Bon-Ton Stores, Inc. effective Midnight on March 4, 2006, and the sale of SDSG’s Parisian business to Belk, Inc. effective Midnight on September 30, 2006. Total and comparable store sales below reflect revenues of those businesses through the respective dates listed. Beginning October 1, 2006, the Company’s business consists of Saks Fifth Avenue Enterprises (“SFAE”) and Club Libby Lu. Due to immateriality, beginning on October 1, 2006, Club Libby Lu sales have been included with SFAE sales rather than SDSG sales. For prior periods, Club Libby Lu sales are still reflected in SDSG sales.

For the four weeks ended October 28, 2006 compared to the four weeks ended October 29, 2005, owned sales were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase
SFAE	$232.8	$210.6	10.5%	9.2%
SDSG	0.0	226.1	(100.0%)	N/A
Total	$232.8	$436.7	( 46.7%)	9.2%

At SFAE, three days of a four-day “Double Points” proprietary credit card event were shifted from October last year into September this year, negatively affecting October 2006 sales. October 2006 sales were enhanced by strong customer response to SFAE’s existing promotional events.

Merchandise categories and businesses with the best sales performances for SFAE in October were women’s classic and contemporary bridge apparel; women’s designer “gold range” apparel; outerwear; evening dresses; women’s shoes and handbags; men’s sportswear, contemporary apparel, shoes, and accessories; fine and fashion jewelry; fragrances; and Saks Direct. Categories with the softest performances for SFAE in October were women’s designer collections, designer evening wear, bridal, and children’s apparel.

For the third quarter ended October 28, 2006 compared to the third quarter ended October 29, 2005, owned sales were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase
SFAE	$683.6	$629.6	8.6%	8.8%
SDSG	119.7	678.0	(82.3%)	2.1%
Total	$803.3	$1,307.6	(38.6%)	7.8%

On a year-to-date basis, for the nine months ended October 28, 2006 compared to the nine months ended October 29, 2005, owned sales were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SFAE	$1,935.6	$1,913.0	1.2%	3.2%
SDSG	653.6	2,240.1	(70.8%)	(0.2%)
Total	$2,589.2	$4,153.1	(37.7%)	2.4%

Saks Incorporated currently operates Saks Fifth Avenue Enterprises (SFAE), which consists of 53 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com. The Company also operates 62 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of  Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; and the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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